As filed with the Securities and Exchange Commission on February 13, 2003
                                Registration No.
 ==============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   -----------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   -----------

                               DELTA MUTUAL, INC.
             (Exact name of registrant as specified in its charter)


                Delaware                                14-1818394
       (State or other jurisdiction          (IRS Employer Identification No.)
     of incorporation or organization)

                          6723 Whittier Ave., Suite 203
                                McLean, VA 22101
                    (Address of principal executive offices)

                                   -----------
               Delta Mutual, Inc. 2001 Employee Stock Option Plan
         Legal Services Agreement between Registrant and J. Dapray Muir
              Services Agreement between Registrant and Peter Russo
           Services Agreement between Registrant and Kenneth A. Martin
                             (Full Titles of Plans)

                                   -----------
                                Kenneth A. Martin
                          6723 Whittier Ave., Suite 203
                                McLean, VA 22101
                     (Name and address of agent for service)

                                 (703) 918-0350
          (Telephone number, including area code of Agent for Service)

                                   -----------
                                   Copies to:
                               Michael Paige, Esq.
                            Jackson & Campbell, P.C.
                       1120 20th Street, N.W., South Tower
                             Washington, D.C. 20036
                                 (202) 457-1600
                                   ----------

                       CALCULATION OF REGISTRATION FEE

                                                             Proposed
                                                              Maximum
                                             Proposed        Aggregate
Title of Securities    Amount to Be      Maximum Offering    Offering          Amount of
To Be Registered        Registered       Price Per Share       Price*       Registration Fee
-------------------    ------------      ----------------    ---------      ----------------

Common Stock,
$.0001 Par Value
Per Share              2,120,000 shs       $  2.60           $5,512,000        $507.10
----------------------------------------------------------------------------------------------

(*)Pursuant to Rule 457(h)(1), under the Securities Act of 1933, computed on the basis of the last sale price of the Common Stock as reported in the over-the-counter market on February 12, 2003.

(1) In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall also cover any additional shares of the common stock of Delta Mutual, Inc. (the "Company") that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Company's receipt of consideration that results in an increase in the number of the Company's outstanding shares of common stock.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h)(1) under the Securities Act. The offering price per share is based upon the reported last sale price of the Company's common stock on February 12, 2003, in the over-the-counter market. The following chart illustrates the calculation of the registration fee:

----------------------------------------------------------------------------------------------------------
                        Securities                            No. of      Offering     Aggregate Offering
                                                              Shares     Price per           Price
                                                                           Share
----------------------------------------------------------------------------------------------------------
Common Stock, par value $.0001 per share, issuable upon     2,000,000      $2.60      $5,200,000
exercise of options granted under the Company's 2001
Employee Stock Option Plan
----------------------------------------------------------------------------------------------------------
Common Stock, par value $.0001 per share, to be issued to     30,000       $2.60      $   78,000
Kenneth A. Martin
----------------------------------------------------------------------------------------------------------
Common Stock, par value $.0001 per share, to be issued to     40,000       $2.60      $  104,000
Peter Russo
----------------------------------------------------------------------------------------------------------
Common Stock, par value $.0001 per share, to be issued to     50,000       $2.60      $  130,000
J. Dapray Muir
----------------------------------------------------------------------------------------------------------
Registration Fee (.000092)                                  2,120,000      $2.60      $      507.10
----------------------------------------------------------------------------------------------------------

==========================================================================================================

                                     PART I


              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1: PLAN INFORMATION.

         Not applicable.

ITEM 2: REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

      Not applicable.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

          The following documents previously filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), File No. 000-28195, are hereby incorporated by reference in this Registration Statement:

          1. The Company's Annual Report on Form 10-KSB under the Exchange Act, as filed with the Commission on April 16, 2002.

          2. The Company's Registration Statement on Form 10-SB under the Exchange Act, as filed with the Commission on May 5, 2000, together with Amendment No. 1 thereto, filed with the Commission on June 15, 2000, and the description of common stock set forth therein, including any amendments or reports filed for the purpose of updating such description.

          In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES

The Registrant's certificate of incorporation, as amended, authorizes the issuance of up to 20,000,000 shares of the Registrant's common stock, $0.0001 par value per share. Currently, the Registrant has approximately 1,177,000 shares of common stock outstanding.

          The Registrant's common stock has no preemptive, conversion or redemption rights or sinking fund provisions and all of the issued and outstanding shares of the Registrant's common stock are fully paid and nonassessable.

          Holders of the Registrant's common stock are entitled to one vote, in person or by proxy, for each share of the Registrant's common stock held of record in the stockholder's name on the books of the Registrant as of the record date on any matter submitted to the vote of the stockholders. Cumulative voting in the election of directors is not available to stockholders of the Registrant. Each share of the Registrant's common stock has the same rights, privileges and preferences as every other share and will share equally in the Registrant's net assets upon liquidation or dissolution after satisfaction of liabilities.

          The Registrant's stockholders are entitled to dividends when, and if, declared by the Registrant's board of directors out of funds legally available therefor, and after satisfaction of the prior rights of holders of any outstanding preferred stock, if any (subject to certain restrictions on payment of dividends imposed by the laws of Delaware).


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant's certificate of incorporation, as amended, provides that its directors and officers shall be indemnified to the fullest extent permissible under Delaware law. The certificate of incorporation also provides that a director shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

          Section 102(b) of the Delaware General Corporation Law authorizes a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to corporation or its stockholders for monetary damages for breach or alleged breach of the director's "duty of care." While this statute does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on a director's duty of loyalty or liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends or stock redemptions or repurchases, or for any transaction from which the director derives an improper personal benefit. As permitted by the statute, the Registrant has adopted provisions in its certificate of incorporation which eliminate to the fullest extent permissible under Delaware law the personal liability of its directors to the Registrant and its stockholders for monetary damages for breach or alleged breach of their duty of care.

          Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors, employees and agents of a corporation.
Section 145 of the Delaware General Corporation Law provides for indemnification in terms sufficiently broad to indemnify such individuals, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not Applicable.

ITEM 8.  EXHIBITS

Exhibits
--------

3.1 Articles of Incorporation of the Company, as currently in effect, incorporated herein by reference to Exhibit 3.1 to Amendment No. 1 to the Company's Registration Statement on Form 10-SB filed with the Commission on June 15, 2000.

3.2 By-Laws of the Company, incorporated herein by reference to Exhibit 3.2 to Amendment No. 1 to the Company's Registration Statement on Form 10-SB filed with the Commission on June 15, 2000.

3.2a Amendment to Article III, Section I of the By-Laws, incorporated by reference to the Company's quarterly report on Form 10-QSB, filed with the Commission on November 21, 2000.


5.1* Opinion of Jackson & Campbell, P.C., counsel to the Company, regarding the legality of the Common Stock being registered.

10.2 Delta Mutual, Inc. 2001 Employee Stock Option Plan, incorporated herein by reference to Appendix B to the Company's definitive Information Statement pursuant to Section 14C of the Exchange Act, filed with the Commission on December 6, 2001.

10.7* Agreement, dated January 13, 2003, between the Company and Kenneth A.
      Martin.

10.8* Agreement, dated February 3, 2003, between the Company and Peter Russo.

10.9* Agreement, dated February 4, 2003, between the Company and J. Dapray Muir.

23.1* Consent of Wiener, Goodman & Company PC.

---------------------
* Filed herewith.


Item 9.  Undertakings

          The undersigned Registrant hereby undertakes:

          (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the registrant's Certificate of Incorporation or By-Laws, by contract, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


          Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the McLean, Virginia, on February 13, 2003.

                               DELTA MUTUAL, INC.
                               (Registrant)

                               By:    /s/ Kenneth A. Martin
                               -------------------------------
                               Title:  President & Principal Executive and
                               Financial Officer

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated.


        Signature                     Titles                    Date
        ---------                     ------                    ----


   /s/ Kenneth A. Martin         President and               February 13, 2003
   ------------------------      Director
       Kenneth A. Martin

                                INDEX TO EXHIBITS
                                -----------------

5.1 Opinion of Jackson & Campbell, P.C., counsel to the Company, regarding the legality of the Common Stock being registered.

10.7 Agreement, dated January 13, 2003, between the Coompany and Kenneth A. Martin.

10.8 Agreement, dated February 3, 2003, between the Company and Peter Russo.

10.9 Agreement, dated February 4, 2003, between the Company and J. Dapray Muir.

23.1 Consent of Wiener, Goodman & Company, PC